UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 13, 2013 (February 8, 2013)

NANOSPHERE, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33775	36-4339870
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4088 Commercial Avenue, Northbrook, Illinois		60062
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (847) 400-9000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 8, 2013, Mark Slezak and William T. White, III resigned as members of the board of directors (the “Board”) of Nanosphere, Inc. (the “Company”) and Sheli Z. Rosenberg and Michael J. Ward were elected to the Board to fill the vacancies created by the resignations of Messrs. Slezak and White. Concurrent with her election to the Board, Ms. Rosenberg also was appointed to serve as Chair of the Board. In addition, the Board also terminated without cause the employment of William P. Moffitt, III as President and Chief Executive Officer of the Company. Mr. Moffitt tendered his resignation as a member of the Board on February 10, 2013.

Ms. Rosenberg previously served as a director of the Company from 2002 to 2012. Ms. Rosenberg is currently Of Counsel at Skadden, Arps, Slate, Meagher & Flom LLP. Ms. Rosenberg is the retired chief executive officer, president and vice chairwoman of Equity Group Investments, Inc. She joined Equity Group Investments, Inc. in 1980 as General Counsel. She sits on the boards of three New York Stock Exchange corporations: Equity LifeStyle Properties, Inc., Strategic Hotels and Resorts, Inc. and Ventas, Inc.

Mr. Ward joined Lurie Investments, Inc. in 2009 as a Vice President and is currently a Director, responsible for managing investment activities. Lurie Investments, Inc. beneficially owns 74,324 shares of the Company’s common stock and certain of its affiliates (such affiliates, together with Lurie Investments, Inc., being the “Lurie Entities”) beneficially own an aggregate of 14,650,413 shares of the Company’s common stock. Prior to joining Lurie Investments, Inc., Mr. Ward gained over 15 years of investment banking experience at Credit Suisse, Prudential Securities, Dresdner Kleinwort Wasserstein, BMO and Leerink Swann. Mr. Ward is a member of the board of directors of CytoPherx, Inc., an acute renal failure-focused therapeutic medical device company based in Ann Arbor, MI, and Discera, Inc., a MEMS (micro-electrical mechanical system) products company based in San Jose, CA.

Also on February 8, 2013, each of the Lurie Entities executed a lock-up agreement (the “Lock-up Agreement”) pursuant to which each of the Lurie Entities has agreed that until February 8, 2014, they shall not, without the prior written consent of a majority of disinterested directors of the Company, (i) sell, contract to sell, pledge, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, any shares of the Company’s common stock or any securities convertible into or exercisable or exchangeable for shares of the Company’s common stock, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Company’s common stock, or any securities convertible into or exchangeable for the Company’s common stock, regardless of whether any such transaction is to be settled by delivery of the Company’s common stock or such other securities, or by delivery of cash or otherwise, or (iii) publicly announce any intention to do any of the foregoing. The Lock-up Agreement does not prohibit any of the Lurie Entities from transferring shares of the Company’s common stock to other affiliates, partners or members of the Lurie Entities or for bona fide estate or tax planning purposes, subject to certain requirements, including that the transferee be subject to the same lock-up terms. A copy of the Lock-up Agreement is filed herewith as Exhibit 99.1.

Except as set forth above, there are no agreements or understandings between the Company and Ms. Rosenberg or Mr. Ward in respect of their service as directors of the Company, nor are there any other transactions in which Ms. Rosenberg or Mr. Ward have any interests that are subject to disclosure as related person transactions pursuant to Item 404(a) of Regulation S-K.

Also on February 8, 2013, Michael K. McGarrity, the Company’s Vice President of Sales and Marketing and Chief Commercial Officer, was promoted to President and Chief Executive Officer of the Company to succeed Mr. Moffitt. Mr. McGarrity also was appointed as a member of the Board effective upon Mr. Moffitt’s resignation as a director on February 10, 2013.

Mr. McGarrity joined Nanosphere in 2005 as Chief Marketing Officer. Mr. McGarrity, who has more than 18 years of sales and marketing experience in the medical device industry, joined Nanosphere after 13 years with Stryker Corporation. At Stryker, he served in leadership roles in marketing and strategic development, most recently as vice president of marketing for Stryker Instruments, where he also had executive general management responsibility for a newly created business focused on interventional pain management. Mr. McGarrity is a graduate of the University of Notre Dame and began his career in commercial banking in Chicago.

In addition to the foregoing Board and management changes, Roy N. Davis also resigned as a member of the Board on February 11, 2013.

The Company announced all of the foregoing Board and management changes in a press release issued on February 13, 2013. A copy of the press release is filed as Exhibit 99.2 hereto.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Lock-up agreement dated February 8, 2013 of Lurie Investment Fund, L.L.C., Alfa-Tech, L.L.C., AOQ Trust, ANDA-ProQuest, L.L.C., LFT Partnership, Ann & Robert H. Lurie Foundation, Lurie Investments, Inc. and Ann Lurie.

99.2	Press release of Nanosphere, Inc. dated February 13, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NANOSPHERE, INC.

(Registrant)

By:	/s/ J. Roger Moody, Jr.
J. Roger Moody, Jr. Chief Financial Officer, Vice President of Finance & Administration, Treasurer, Secretary

Date: February 13, 2013

EXHIBIT INDEX

Exhibit Number	Description

99.1	Lock-up agreement dated February 8, 2013 of Lurie Investment Fund, L.L.C., Alfa-Tech, L.L.C., AOQ Trust, ANDA-ProQuest, L.L.C., LFT Partnership, Ann & Robert H. Lurie Foundation, Lurie Investments, Inc. and Ann Lurie.

99.2	Press release of Nanosphere, Inc. dated February 13, 2013.